Exhibit 10.11.3

EXECUTION COPY

U.S. $200,000,000

FIVE-YEAR CREDIT AGREEMENT

Dated as of November 4, 2011

among

PINNACLE WEST CAPITAL CORPORATION,

as Borrower,

THE LENDERS PARTY HERETO,

BARCLAYS BANK PLC,

as Agent and Issuing Bank,

THE ROYAL BANK OF SCOTLAND plc

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

THE ROYAL BANK OF SCOTLAND plc

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Issuing Banks,

BANK OF AMERICA, N.A.

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Co-Documentation Agents,

BARCLAYS CAPITAL

RBS SECURITIES INC.

WELLS FARGO SECURITIES, LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Lead Arrangers

and

BARCLAYS CAPITAL

RBS SECURITIES INC.

and

WELLS FARGO SECURITIES, LLC,

as Joint Book Runners

i

Section 3.02	Conditions Precedent to Each Credit Extension and Commitment Increase	49
Section 3.03	Determinations Under Section 3.01	50

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01	Representations and Warranties of the Borrower	50

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.01	Affirmative Covenants	53
Section 5.02	Negative Covenants	56
Section 5.03	Financial Covenant	57

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01	Events of Default	58
Section 6.02	Actions in Respect of Letters of Credit upon Default	60

ARTICLE VII

THE AGENT

Section 7.01	Appointment and Authority	61
Section 7.02	Rights as a Lender	61
Section 7.03	Exculpatory Provisions	61
Section 7.04	Reliance by Agent	62
Section 7.05	Delegation of Duties	62
Section 7.06	Resignation of Agent	62
Section 7.07	Non-Reliance on Agent and Other Lenders	63
Section 7.08	No Other Duties, Etc.	63
Section 7.09	Issuing Banks	63

ARTICLE VIII

MISCELLANEOUS

Section 8.01	Amendments, Etc.	63
Section 8.02	Notices, Etc.	64
Section 8.03	No Waiver; Cumulative Remedies; Enforcement	66
Section 8.04	Costs and Expenses; Indemnity; Damage Waiver	67
Section 8.05	Right of Set-off	69

ii

Schedules

Schedule 1.01 Commitments and Ratable Shares

Schedule 4.01(j) Subsidiaries

Schedule 4.01(k) Existing Indebtedness

Schedule 8.02 Certain Address for Notices

Exhibits

Exhibit A Form of Note

Exhibit B Form of Notice of Borrowing

Exhibit C Form of Assignment and Assumption

iii

FIVE-YEAR CREDIT AGREEMENT

Dated as of November 4, 2011

PINNACLE WEST CAPITAL CORPORATION, an Arizona corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and initial issuing banks (the “Initial Issuing Banks”) listed on the signature pages hereof, the other Lenders (as hereinafter defined), BARCLAYS BANK PLC, as Agent for the Lenders (as hereinafter defined), THE ROYAL BANK OF SCOTLAND plc and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents and BANK OF AMERICA, N.A. and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Co-Documentation Agents, agree as follows:

The Borrower has requested that the Lenders provide a revolving credit facility for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01           Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means a Revolving Advance or a Swingline Advance.

“Affected Lender” means any Lender, as reasonably determined by the Agent or if the Agent is the Affected Lender, by the Required Lenders, that (a) has failed to (i) fund all or any portion of any Revolving Advance within three (3) Business Days of the date such Revolving Advances were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, or (ii) pay to the Agent, any Issuing Bank, the Swingline Lender, if any, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit and funding obligations in respect of Swingline Advances) within three (3) Business Days of the date when due, (b) has notified the Borrower, the Agent, any Issuing Bank or any Lender in writing of its intention not to fund any Revolving Advance or any of its other funding obligations under this Agreement, (c) has failed, within three Business Days after written request by the Agent, or if the Agent is the Affected Lender, by the Required Lenders, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective

Revolving Advances and other funding obligations under this Agreement or (d) shall (or whose parent company shall) generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or shall have had any proceeding instituted by or against such Lender (or its parent company) seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian for, it or for any substantial part of its property) shall occur, or shall take (or whose parent company shall take) any corporate action to authorize any of the actions set forth above in this subsection (e), provided that a Lender shall not be deemed to be an Affected Lender solely by virtue of the ownership or acquisition of any equity interest in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” means Barclays Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Agent’s Account” means the account of the Agent designated on Schedule 8.02 under the heading “Agent’s Account” or such other account as the Agent may designate to the Lenders and the Borrower from time to time.

“Agent’s Office” means the Agent’s address and, as appropriate, the Agent’s Account, or such other address or account as the Agent may from time to time notify to the Borrower and the Lenders.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Rate” means, from time to time, the following percentages per annum determined by reference to the Public Debt Rating as set forth below:

Public Debt Rating S&P/Moody’s	Eurodollar Rate Advances	Base Rate Advances	Commitment Fee
Level 1 > A-/A3	1.125%	0.125%	0.125%
Level 2 < Level 1 but > BBB+/Baa1	1.250%	0.250%	0.175%
Level 3 < Level 2 but > BBB/Baa2	1.500%	0.500%	0.225%
Level 4 < Level 3 but > BBB-/Baa3	1.750%	0.750%	0.275%
Level 5 < Level 4 but > BB+/Ba1	2.000%	1.000%	0.375%
Level 6 < Level 5	2.250%	1.250%	0.500%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“APS” means Arizona Public Service Company, an Arizona corporation.

“Arrangers” means, collectively, Barclays Capital, the investment banking division of Barclays Bank PLC, RBS Securities Inc., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Credit Suisse Securities (USA) LLC.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Assuming Lender” has the meaning specified in Section 2.18(d).

“Assumption Agreement” has the meaning specified in Section 2.18(d)(ii).

“Authorized Officer” means the chairman of the board, chief executive officer, chief operating officer, chief financial officer, chief accounting officer, president, any vice president, treasurer, controller or any assistant treasurer of the Borrower.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Barclays Bank” means Barclays Bank PLC.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of:

(a)           the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate”;

(b)           the Federal Funds Rate plus 0.50%; and

(c)           an amount equal to (i) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus (ii) 1%.

“Prime rate” means the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate.”  The “prime rate” is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the “prime rate” announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means a Revolving Advance that bears interest as provided in Section 2.07(a)(i).

“Borrower” has the meaning given to such term in the introductory paragraph hereof.

“Borrower Information” has the meaning specified in Section 8.08.

“Borrowing” means (a) a borrowing consisting of simultaneous Revolving Advances of the same Type made by each of the Lenders pursuant to Section 2.01(a) or (b) Swingline Advances.

“Business Day” means a day of the year on which banks are not required or authorized by Law to close in New York City or Phoenix, Arizona and, if the applicable Business Day relates to any Advance in which interest is calculated by reference to the Eurodollar Rate, on which dealings are carried on in the London interbank market.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.18(b).

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Indebtedness” means, at any date, the Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a Consolidated basis as of such date; provided, however, that so long as the creditors of the VIE Lessor Trusts have no recourse to the assets of APS, “Consolidated Indebtedness” shall not include any Indebtedness or other obligations of the VIE Lessor Trusts.

“Consolidated Net Worth” means, at any date, the sum as of such date of (a) the par value (or value stated on the books of the Borrower) of all classes of capital stock of the Borrower and its Subsidiaries, excluding the Borrower’s capital stock owned by the Borrower and/or its Subsidiaries, plus (or minus in the case of a surplus deficit) (b) the amount of the Consolidated surplus, whether capital or earned, of the Borrower, determined in accordance with GAAP as of the end of the most recent calendar month (excluding the effect on the Borrower’s accumulated other comprehensive income/loss of the ongoing application of Accounting Standards Codification Topic 815).

“Consolidated Subsidiary” means, at any date, any Subsidiary or other entity the accounts of which would be Consolidated with those of the Borrower on its Consolidated financial statements if such financial statements were prepared as of such date; provided that in no event will Consolidated Subsidiaries include the VIE Lessor Trusts.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Advances of one Type into Revolving Advances of the other Type pursuant to Section 2.08, Section 2.09 or Section 2.12.

“Credit Extension” means each of the following: (a) a Borrowing and (b) the issuance of a Letter of Credit.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Dollars” or “$” means dollars of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment and relating to any Environmental Law, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, natural resources or, to the extent relating to exposure to Hazardous Materials, human health or safety, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“Eurodollar Rate” means:

(a)           for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by the Agent and with a term equivalent to such Interest Period would be offered by the Agent to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b)           for any interest rate calculation with respect to a Base Rate Advance, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m. two Business Days prior to, London time on the date of determination (provided that if such day is not a Business Day in London, the next preceding Business Day in London) for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate determined by the Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Advance being made, continued or converted by the Agent and with a term equal to one month would be offered by the Agent’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Advance” means a Revolving Advance that bears interest at a rate based on the Eurodollar Rate (other than a Base Rate Advance bearing interest at a rate based on the Eurodollar Rate).

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means, with respect to the Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the United States of America or the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or does business or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 2.14(e)(ii), (d) in the case of a Foreign Lender (other than as agreed to between any assignee and the Borrower pursuant to a request by the Borrower under Section 2.20), any United States of America withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Applicable Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 2.14(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a)(i) or (ii) and (v) any United States withholding tax imposed by FATCA.

“FATCA” means Section 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement, and any regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Agent on such day on such transactions as determined by the Agent, and (c) solely for purposes for determining the Money Market Rate, any such other publication or means of determining the rate for federal funds as agreed to between the Borrower and Swingline Lender.

“Fee Letters” means (a) each of the following letters to the Borrower dated October 11, 2011:  (i) the letter from Barclays Capital, RBS Securities Inc. and Wells Fargo Securities, LLC, (ii) the letter from Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, and (iii) the agent fee letter from Barclays Bank PLC, as Agent, each relating to certain fees payable by the Borrower to such parties in respect of the transactions contemplated by this Agreement and (b) any letter between the Borrower and any Issuing Bank other than an Initial Issuing Bank relating to certain fees payable to such Issuing Bank in its capacity as such, each as amended, modified, restated or supplemented from time to time.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of an Issuing Bank or a Swingline Lender).  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Four Corners Acquisition” means the acquisition by APS from Southern California Edison Company (“SCE”) of SCE’s interests in Units 4 and 5 of the Four Corners Power Plant near Farmington, New Mexico, pursuant to the Purchase and Sale Agreement, dated as of November 8, 2010, by and between SCE and APS.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means as to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, agreements to keep well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreement” means any interest rate swap, cap or collar agreement, interest rate future or option contract, currency swap agreement, currency future or option contract, commodity future or option contract, commodity forward contract or other similar agreement.

“Increase Date” has the meaning specified in Section 2.18(a).

“Increasing Lender” has the meaning specified in Section 2.18(b).

“Indebtedness” means as to any Person at any date (without duplication): (a) indebtedness created, issued, incurred or assumed by such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person to pay the deferred purchase price of property or services, excluding, however, trade accounts payable (other than for borrowed money) arising in, and accrued expenses incurred in, the ordinary course of business of such Person so long as such trade accounts payable are paid within 180 days (unless subject to a good faith dispute) of the date incurred; (c) all Indebtedness secured by a lien on any asset of such Person, to the extent such Indebtedness has been assumed by, or is a recourse obligation of, such Person; (d) all Guarantees by such Person; (e) all Capital Lease Obligations of such Person; and (f) the amount of all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments in support of Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Issuing Banks” has the meaning given to such term in the introductory paragraph hereof.

“Initial Lenders” has the meaning given to such term in the introductory paragraph hereof.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date such Eurodollar Rate Advance is disbursed or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Agent not later than 12:00 noon on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)           the Borrower may not select any Interest Period that ends after the Termination Date;

(b)           Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)           whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means the Initial Issuing Banks or any other Lender approved by the Borrower that may agree to issue Letters of Credit pursuant to an Assignment and Assumption or other agreement in form satisfactory to the Borrower and the Agent, so long as such Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank or Lender, as the case may be, shall have a Letter of Credit Commitment.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Ratable Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made nor refinanced as a Base Rate Advance.

“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Obligations” means, as at any date of determination, the aggregate Available Amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Related Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any Issuing Bank and the Borrower or in favor of any Issuing Bank and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lenders” means the Initial Lenders, each Issuing Bank, the Swingline Lender, if any, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 and each Person that shall become a party hereto pursuant to Section 8.07.

“Letter of Credit” has the meaning specified in Section 2.01(b).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any Issuing Bank.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower from time to time in an aggregate amount equal to (a) for each of the Initial Issuing Banks, $30,000,000 and (b) for any other Issuing Bank, as separately agreed to by such Issuing Bank and the Borrower.  The Letter of Credit Commitment is part of, and not in addition to, the Revolving Credit Commitments.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Termination Date.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge or other security interest or preferential arrangement that has the practical effect of creating a security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property, and any capital lease having substantially the same economic effect as any of the foregoing.

“Loan Documents” mean this Agreement, each Note, each L/C Related Document and the Fee Letters.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, operations, business or property of the Borrower and its Subsidiaries (excluding SunCor Development Company and its Subsidiaries) taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.

“Material Subsidiary” means APS, at any time, and each other Subsidiary of the Borrower (excluding SunCor Development Company and its Subsidiaries) which as of such time meets the definition of a “significant subsidiary” included as of the date hereof in Regulation S-X of the Securities and Exchange Commission or whose assets at such time exceed 10% of the assets of the Borrower and the Subsidiaries (on a consolidated basis).

“Money Market Rate” means (a) the Federal Funds Rate plus (b) the Applicable Rate for Eurodollar Rate Advances.

“Money Market Rate Advance” means a Swingline Advance that bears interest at a rate based on the Money Market Rate.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Revolving Advance, Swingline Advance or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue under any Loan Document after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, applicable to any outstanding class of non-credit enhanced long-term senior unsecured debt issued by, or, if no such senior unsecured debt is outstanding at the time of determination, such rating for bank credit facilities for, the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency.  For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Rate shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public

Debt Rating, the Applicable Rate will be set in accordance with Level 6 under the definition of “Applicable Rate”; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Rate shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels; (d) if any rating established by S&P or Moody’s shall be changed (other than as a result of a change in the basis on which ratings are established), such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“PVNGS” means the Palo Verde Nuclear Generating Station.

“Ratable Share” of any amount means, with respect to any Lender at any time but subject to the provisions of Section 2.19, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

“Register” has the meaning specified in Section 8.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived under the final regulations issued under Section 4043, as in effect as of the date of this Agreement (the “Section 4043 Regulations”).  Any changes made to the Section 4043 Regulations that become effective after the Effective Date shall have no impact on the definition of Reportable Event as used herein unless otherwise amended by the Borrower and the Required Lenders.

“Required Lenders” means, at any time, but subject to Section 2.19, Lenders holding in the aggregate more than 50% of (a) the Revolving Credit Commitments or (b) if the Revolving Credit Commitments have been terminated, the Total Outstandings.

“Revolving Advance” means an advance by a Lender to the Borrower as part of a Borrowing, including a Base Rate Advance made pursuant to Section 2.03(c), but excluding any L/C Advance made as part of an L/C Borrowing and any Swingline Advance, and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a Type of Revolving Advance).

“Revolving Credit Commitment” means, as to any Lender, its obligation to (a) make Revolving Advances to the Borrower pursuant to Section 2.01 and 2.03(c), (b) purchase participations in L/C Obligations and (c) make Revolving Advances pursuant to Section 2.03A(c) for the purpose of repaying Swingline Advances, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01 under the column “Revolving Credit Commitment” or if such Lender has become a Lender hereunder pursuant to an Assumption Agreement or if such Lender has entered into any Assignment and Assumption, the amount set forth for such Lender in the Register, in each case as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale Leaseback Obligation Bonds” means PVNGS II Funding Corp.’s (a) 8.00% Secured Lease Obligation Bonds, Series 1993, due 2015; (b) any other bonds issued by or on behalf of the Borrower in connection with a sale/leaseback transaction; and (c) any refinancing or refunding of the obligations specified in subclauses (a) and (b) above.

“SEC Reports” means the Borrower’s (i) Form 10-K Report for the year ended December 31, 2010, (ii) Form 10-Q Reports for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011, (iii) Form 8-K Reports filed on February 18, February 22, February 25, April 22, May 24, June 1, June 28, July 1, and August 24 of 2011.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding Voting Stock, (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided that in no event will Subsidiaries include the VIE Lessor Trusts.

“Swingline Advance” means an advance made by the Swingline Lender, if any, to the Borrower pursuant to Section 2.03A.

“Swingline Eurodollar Rate Advance” means a Swingline Advance that bears interest at a rate equivalent to (a) clause (b) under the definition of Eurodollar Rate, plus (b) the Applicable Rate for Eurodollar Rate Advances.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Advances outstanding at such time.  The Swingline Exposure of any Lender shall be its Ratable Share of the total Swingline Exposure at such time.

“Swingline Lender” means, upon notice to the Agent by such Lender and the Borrower, any Lender approved by the Borrower and the Agent from time to time that may agree to fund Swingline Advances.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of (a) November 4, 2016 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.

“Total Outstandings” means the sum of (a) the aggregate principal amount of all Revolving Advances plus (b) all L/C Obligations outstanding plus (c) the aggregate Swingline Exposure.

“Type” means a Base Rate Advance or a Eurodollar Rate Advance.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Advances made by such Lender (in its capacity as a Lender) and outstanding at such time and (ii) such Lender’s Ratable Share of the aggregate L/C Obligations and, other than for the purposes of calculation of the commitment fees, such Lender’s Ratable Share of the aggregate Swingline Exposure outstanding at such time.

“VIE Lessor Trusts” means the three (3) separate variable-interest entity lessor trusts that purchased from, and leased back to, APS certain interests in the PVNGS Unit 2 and related common facilities, as described in Note 9 of Notes to Condensed Consolidated Financial Statements in APS’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Section 1.02                                Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)         In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03                                Accounting Terms.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited Consolidated financial statements of the Borrower delivered to the Agent (“GAAP”).  If at any time any change in GAAP or in the interpretation thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or in the interpretation thereof (subject to the approval of the Required Lenders); provided that, unless and until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

Section 1.04                                Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05                                Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND
LETTERS OF CREDIT

Section 2.01                                The Revolving Advances and Letters of Credit.

(a)          The Revolving Advances.  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Advances in Dollars to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount not to exceed such Lender’s Unused Commitment.  Each Borrowing (other than a Swingline Advance) shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).  Any Swingline Advance shall be made and repaid in accordance with the procedures set forth in Section 2.03A.

(b)         Letters of Credit.  Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue standby letters of credit (each a “Letter of Credit”) for the account of the Borrower from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date in an aggregate Available Amount for all Letters of Credit issued by each Issuing Bank not to exceed at any time such Issuing Bank’s Letter of Credit Commitment, provided that after giving effect to the issuance of any Letter of Credit, (i) the Total Outstandings shall not exceed the aggregate Revolving Credit Commitments and (ii) each Lender’s Ratable Share of the Total Outstandings shall not exceed such Lender’s Revolving Credit Commitment.  No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the Letter of Credit Expiration Date.  Within the limits referred to above, the Borrower may from time to time request the issuance of Letters of Credit under this Section 2.01(b).  The terms “issue”, “issued”, “issuance” and all similar terms, when applied to a Letter of Credit, shall include any renewal, extension or amendment thereof.

Section 2.02                                Making the Revolving Advances.

(a)          Except as otherwise provided in Section 2.03(c), each Borrowing (other than a Swingline Advance) shall be made on notice, given not later than (x) 12:00 noon on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 12:00 noon on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by facsimile.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing or by facsimile in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Revolving Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Advance.  Each Lender shall, in the case of a Borrowing consisting of Base Rate Advances, before 2:00 p.m. on the date of such Borrowing, and in the case of a Borrowing consisting of Eurodollar Rate Advances, before 11:00 a.m. on date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s Ratable Share of such Borrowing.  After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 8.02 or as requested by the Borrower in the applicable Notice of Borrowing.

(b)         Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) at no time shall there be more than fifteen different Interest Periods outstanding for Eurodollar Rate Advances.

(c)          Each Notice of Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense reasonably incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Advance to be made by such Lender as part of such Borrowing when such Revolving Advance, as a result of such failure, is not made on such date.

(d)         Unless the Agent shall have received notice from a Lender prior to the time of the applicable Borrowing that such Lender will not make available to the Agent such Lender’s Ratable Share of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such Ratable Share available to the Agent, such Lender and the Borrower severally agree to repay to the Agent within one Business Day after demand for such Lender and within three Business Days after demand for the Borrower such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Revolving Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Advance as part of such Borrowing for purposes of this Agreement.

(e)          The failure of any Lender to make the Revolving Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Advance to be made by such other Lender on the date of any Borrowing.

Section 2.03                                Letters of Credit.

(a)                                  General.

(i)                                     No Issuing Bank shall issue any Letter of Credit, if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(ii)                                  No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A)                              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which, in each such case, such Issuing Bank in good faith deems material to it;

(B)                                except as otherwise agreed by the Borrower and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $350,000;

(C)                                such Letter of Credit is to be denominated in a currency other than Dollars;

(D)                               such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(E)                                 subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension; or

(F)                                 any Lender is at such time an Affected Lender hereunder, unless the applicable Issuing Bank is satisfied that the related exposure will be 100% covered by the Commitments of the non-Affected Lenders or, if not so covered, until such Issuing Bank has entered into arrangements satisfactory to it in its sole discretion with the Borrower or such Affected Lender to eliminate such Issuing Bank’s risk with respect to such Affected Lender, and participating interests in any such newly issued Letter of Credit shall be allocated among non-Affected Lenders in a manner consistent with Section 2.19(c)(i) (and Affected Lenders shall not participate therein);

(iii)          No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(iv)          No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Authorized Officer of the Borrower.  Such Letter of Credit Application must be received by such Issuing Bank and the Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Agent and such Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such Issuing Bank may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Issuing Bank may require.  Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any L/C Related Documents, as the applicable Issuing Bank or the Agent may require.  In the event and to the extent that the provisions of any Letter of Credit Application or other L/C Related Document shall conflict with this Agreement, the provisions of this Agreement shall govern.  Without limitation of the immediately preceding sentence, no such Letter of Credit Application or other L/C Related Document may impose any additional conditions on the issuance or maintenance of a Letter of Credit, any additional default provisions, collateral requirements or other obligations of the Borrower to any Issuing Bank, other than as stated in this Agreement.

(ii)           Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Agent with a copy thereof.  Unless the applicable Issuing Bank has received written notice from the Required Lenders, the Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article III shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Ratable Share times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to the applicable Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable Issuing Bank shall not permit any such extension (or may issue a Notice of Non-Extension) if (A) such Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) by reason of the provisions of clause (i) of Section 2.03(a) (or would have no obligation to issue such Letter of Credit by reason of the provisions of clause (ii) of Section 2.03(a)), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Agent that the Required Lenders have elected not to permit such extension pursuant to Section 6.02 or (2) from the Agent, the Required Lenders or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Subject to the provisions below, not later than 2:30 p.m. on the date (the “Honor Date”) that any Issuing Bank makes any payment on a drawing on any Letter of Credit, if the Borrower shall have received notice of such payment prior to 11:30 a.m. on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:30 p.m. on the next Business Day, the Borrower shall reimburse such Issuing Bank through the Agent in an amount equal to the amount of such drawing together with interest thereon.  If the Borrower fails to so reimburse such Issuing Bank by such time, unless the Borrower shall have advised the Agent that it does not meet the conditions specified in clause (B) below, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Ratable Share thereof.  In such event, the Borrower shall be deemed to have requested a Base Rate Advance to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01(a) or the delivery of a Notice of Borrowing but subject to (A) the amount of the aggregate Unused Commitments and (B) no Event of Default having occurred and be continuing, or resulting therefrom and, to the extent so financed, the Borrower’s obligation to satisfy the reimbursement obligation created by such payment by the Issuing Bank on the Honor Date shall be discharged and replaced by the resulting Base Rate Advance.  Any notice given by any Issuing Bank or the Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Agent for the account of the applicable Issuing Bank at the Agent’s Office in an amount equal to its Ratable Share of the Unreimbursed Amount not later than 4:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the Borrower in such amount.  The Agent shall remit the funds so received to the applicable Issuing Bank.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Base Rate Advance because any of the conditions set forth in clauses (A), (B) or (C) of Section 2.03(c)(i) cannot be satisfied or for any other reason, then not later than 2:30 p.m. on the next Business Day after the day notice of the drawing is given to the Borrower, in the case of a failure to meet any such condition, or in any other case, after notice of the event resulting in the outstanding Unreimbursed Amount, the Borrower shall reimburse such Issuing Bank through the Agent in an amount equal to the amount of such outstanding Unreimbursed Amount with interest thereon.  If the Borrower fails to so reimburse such Issuing Bank by such time, the Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Base Rate in effect from time to time plus the Applicable Rate for Base Rate Advances in effect from time to time plus 2% per annum.  In such event, each Lender’s payment to the Agent for the account of the applicable Issuing Bank pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Lender funds its Base Rate Advance or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Ratable Share of such amount shall be solely for the account of the applicable Issuing Bank.

(v)           Each Lender’s obligation to make Base Rate Advances or L/C Advances to reimburse the applicable Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Base Rate Advances pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 2.03(c)(i).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such Issuing Bank shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Base Rate Advance included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the applicable Issuing Bank submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the applicable Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral (as defined in Section 2.03(h)) applied thereto by the Agent), the Agent will distribute to such Lender its Ratable Share thereof in the same funds as those received by the Agent.

(ii)           If any payment received by the Agent for the account of the applicable Issuing Bank pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 8.12 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Lender shall pay to the Agent for the account of such Issuing Bank its Ratable Share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Failure to Make Revolving Advances.  The failure of any Lender to make the Revolving Advance to be made by it on the date specified in Section 2.03(c) or any L/C Advance shall not relieve any other Lender of its obligation hereunder to make its Revolving Advance or L/C Advance, as the case may be, to be made by such other Lender on such date.

(f)            Obligations Absolute.  The obligation of the Borrower to reimburse the applicable Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the applicable Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of

Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

provided, however, that nothing in this Section 2.03(f) shall limit the rights of the Borrower under Section 2.03(g).

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity that is known to the Borrower in connection with any draw under such Letter of Credit of which the Borrower has reasonable notice, the Borrower will immediately notify the applicable Issuing Bank.  To the extent allowed by applicable Law, Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.  Nothing herein shall require the Borrower to make any determination as to whether the drawing is in accordance with the requirements of the Letter of Credit, provided that the Borrower may waive any discrepancies in the drawing on any such Letter of Credit.

(g)           Role of Issuing Bank.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the applicable Issuing Bank, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Related Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement.  None of the applicable Issuing Bank, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(f); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the applicable Issuing Bank may accept documents that appear on its face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(h)           Cash Collateral.  Upon the request of the Agent, if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding L/C Obligations.  Section 6.02 sets forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.19(c)(ii) and Section 6.02, “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Issuing Banks and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and each Issuing Bank (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Agent, for the benefit of the Issuing Banks and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts with the Agent.

(i)            Applicability of ISP.  Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(j)            Letter of Credit Reports.  Each Issuing Bank shall furnish (A) to the Agent on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all such Letters of Credit and (B) to the Agent on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(k)           Interim Interest.  Except as provided in Section 2.03(c)(ii) with respect to Unreimbursed Amounts refinanced as Base Rate Advances and Section 2.03(c)(iii) with respect to L/C Borrowings, unless the Borrower shall reimburse each payment by an Issuing Bank pursuant to a Letter of Credit in full on the Honor Date, the Unreimbursed Amount thereof shall bear interest, for each day from and including the Honor Date to but excluding the date that the Borrower reimburses such Issuing Bank for the Unreimbursed Amount in full, at the rate per annum equal to (i) the Base Rate in effect from time to time plus the Applicable Rate for Base Rate Advances in effect from time to time, to but excluding the next Business Day after the Honor Date and (ii) from and including the next Business Day after the Honor Date, the Base Rate in effect from time to time plus the Applicable Rate for Base Rate Advances in effect from time to time plus 2% per annum.

Section 2.03A       Swingline Advances.

(a)           Amount of Swingline Advances.  Subject to the terms and conditions set forth herein, the Swingline Lender will make Swingline Advances in Dollars to the Borrower from time to time during the period from the Effective Date until the Termination Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all outstanding Swingline Advances exceeding $25,000,000 (or such lesser amount as agreed between the Borrower and the Swingline Lender) or (ii) the Total Outstandings exceeding the aggregate Revolving Credit Commitment.  Each Swingline Advance shall be in an aggregate amount of $500,000 or an integral multiple of $100,000 in excess thereof or such greater amounts as agreed between the Borrower and the Swingline Lender.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Advances.  The Swingline Lender shall be under no obligation to make a Swingline Advance if any Lender is at such time an Affected Lender hereunder, unless the Swingline Lender is satisfied that the related exposure will be 100% covered by the Commitments of the non-Affected Lenders or, if not so covered, until the Swingline Lender has entered into arrangements satisfactory to it in its sole discretion with the Borrower or such Affected Lender to eliminate the Swingline Lender’s risk with respect to such Affected Lender, and participating interests in any such newly made Swingline Advance shall be allocated among non-Affected Lenders in a manner consistent with Section 2.19(c)(i) (and Affected Lenders shall not participate therein).

(b)           Borrowing Notice and Making of Swingline Advances.  To request a Swingline Advance, the Borrower shall notify the Swingline Lender and the Agent of such request by telephone (confirmed by facsimile), not later than 2:00 p.m. (or such later time as the Swingline Lender may determine in its sole discretion), on the day of such Swingline Advance.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Advance.  The Swingline Lender shall promptly notify the Borrower and the Agent (and the Agent shall promptly notify each Lender) and the Swingline Lender shall make each Swingline Advance available to the Borrower by 2:30 p.m. (or such later time as may be agreed by the Swingline Lender and the Borrower) on the requested date of such Swingline Advance in a manner agreed upon by the Borrower and the Swingline Lender.  Each Swingline Advance shall bear interest at the Base Rate, or, at the option of the Borrower and subject to prior agreement between the Borrower and the Swingline Lender, shall be a Swingline Eurodollar Rate Advance or a Money Market Rate Advance.

(c)           Repayment of Swingline Advances.  Each Swingline Advance shall be paid in full by the Borrower on the earlier of (x) on or before the fourteenth (14th) Business Day after the date such Swingline Advance was made by the Swingline Lender or (y) the Termination Date.  A Swingline Advance may not be repaid with the proceeds from another Swingline Advance.  In addition, the Swingline Lender (i) may at any time in its sole discretion with respect to any outstanding Swingline Advance, or (ii) shall, on the fourteenth (14th) Business Day after the date any Swingline Advance is made and which has not been otherwise repaid, require each Lender (including the Swingline Lender) to make a Revolving Advance in the amount of such Lender’s Ratable Share of such Swingline Advance (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swingline Advance.  Not later than 2:00 p.m. on the date of any notice received pursuant to this Section 2.03A(c), each Lender shall make available to the Agent its required Revolving Advance, in immediately available funds in the same manner as provided in Section 2.02(a) with respect to Revolving Advances made by such Lender.  Revolving Advances made pursuant to this Section 2.03A(c) shall initially be Base Rate Advances and thereafter may be continued as Base Rate Advances or converted into Eurodollar

Rate Advances in the manner provided in Section 2.09 and subject to the other conditions and limitations set forth in this Article II.  Each Lender’s obligation to make Revolving Advances pursuant to this Section 2.03A(c)  to repay Swingline Advances shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swingline Lender or any other Person, (b) the occurrence or continuance of a Default or an Event of Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstance, happening or event whatsoever.  In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.03A(c), the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied.  In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.03A(c), such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swingline Lender without recourse or warranty, an undivided interest and participation in the applicable Swingline Advance in the amount of such Revolving Advance, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.

(d)           Swingline Advances Reports.  The Swingline Lender shall furnish to the Agent on each Business Day a written report summarizing outstanding Swingline Advances made by the Swingline Lender and the due date for the repayment of such Swingline Advances; provided that if no Swingline Advances are outstanding, no such report shall be required to be delivered.

(e)           Successor Swingline Lender.  Subject to the appointment and acceptance of a successor Swingline Lender as provided in this paragraph, the Borrower may, upon not less than ten (10) Business Days prior notice to the Agent and the Lenders, replace the existing Swingline Lender with the consent of the Agent (which consent shall not unreasonably be withheld).  Upon the acceptance of its appointment as Swingline Lender hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the replaced Swingline Lender, and the replaced Swingline Lender shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Swingline Lender shall be as agreed between the Borrower and such successor.  After the Swingline Lender’s replacement hereunder, the provisions of this Article and Section 8.04 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Swingline Lender.

Section 2.04           Fees.

(a)           Commitment Fee.  The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee on such Lender’s Unused Commitment (provided that, for the avoidance of doubt, and without duplication, such Lender’s Unused Commitment shall be calculated exclusive of such Lender’s Swingline Exposure and, if such Lender is the Swingline Lender, without giving effect to the Swingline Advances, and in no event shall the aggregate of such commitment fees exceed an amount calculated based on the product of (a) the aggregate

Revolving Credit Commitments minus the aggregate principal amount of all Revolving Advances and aggregate L/C Obligations and (b) the Applicable Rate for commitment fees) from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Rate for commitment fees in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing December 31, 2011, and on the Termination Date, provided that no commitment fee shall accrue with respect to the Unused Commitment of an Affected Lender so long as such Lender shall be an Affected Lender.

(b)           Letter of Credit Fees.

(i)            The Borrower shall pay to the Agent for the account of each Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Rate for Eurodollar Rate Advances in effect from time to time, during such calendar quarter, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended December 31, 2011, and on the Termination Date; provided that the Applicable Rate for Eurodollar Rate Advances shall be 2% above such Applicable Rate in effect upon the occurrence and during the continuation of an Event of Default if the Borrower is required to pay default interest pursuant to Section 2.07(b).

(ii)           The Borrower shall pay to each Issuing Bank, for its own account, a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, payable in the amounts and at the times specified in the applicable Fee Letter between the Borrower and such Issuing Bank, and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree promptly following receipt of an invoice therefor.

(c)           Agent’s Fees.  The Borrower shall pay to the Agent for its own account such fees as are agreed between the Borrower and the Agent pursuant to the Fee Letter between the Borrower and the Agent.

Section 2.05           Optional Termination or Reduction of the Commitments.

(a)           The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments or the Unissued Letter of Credit Commitments, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b)           So long as no Default or Event of Default shall be continuing, the Borrower shall have the right, at any time, upon at least ten Business Days’ notice to an Affected Lender (with a copy to the Agent), to terminate in whole such Lender’s Revolving Credit Commitment and, if applicable, its Letter of Credit Commitment, without affecting the Commitments of any other

Lender.  Such termination shall be effective, (x) with respect to such Lender’s Unused Commitment, on the date set forth in such notice, provided, however, that such date shall be no earlier than ten Business Days after receipt of such notice and (y) with respect to each Revolving Advance outstanding to such Lender, in the case of Base Rate Advances, on the date set forth in such notice and, in the case of Eurodollar Rate Advances, on the last day of the then current Interest Period relating to such Revolving Advance.  Upon termination of a Lender’s Commitments under this Section 2.05(b), the Borrower will pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Revolving Advances (and if such Lender is the Swingline Lender, the Swingline Advances) owing to such Lender and, subject to Section 2.19, pay any accrued commitment fees or Letter of Credit fees payable to such Lender pursuant to the provisions of Section 2.04, and all other amounts payable to such Lender hereunder (including, but not limited to, any increased costs or other amounts owing under Section 2.11 and any indemnification for Taxes under Section 2.14); and, if such Lender is an Issuing Bank, shall pay to such Issuing Bank for deposit in an escrow account an amount equal to the Available Amount of all Letters of Credit issued by such Issuing Bank, whereupon all Letters of Credit issued by such Issuing Bank shall be deemed to have been issued outside of this Agreement on a bilateral basis and shall cease for all purposes to constitute a Letter of Credit issued under this Agreement, and upon such payments, except as otherwise provided below, the obligations of such Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that (i) such Lender’s rights under Sections 2.11, 2.14 and 8.04, and, in the case of an Issuing Bank, Section 8.04(c), and its obligations under Section 8.04 and 8.08, in each case in accordance with the terms thereof, shall survive such release and discharge as to matters occurring prior to such date and (ii) such escrow agreement shall be in a form reasonably agreed to by the Borrower and such Issuing Bank, but in no event shall either the Borrower or such Issuing Bank require any waivers, covenants, events of default or other provisions that are more restrictive than or inconsistent with the provisions of this Agreement.  Subject to Section 2.18, the aggregate amount of the Commitments of the Lenders once reduced pursuant to this Section 2.05(b) may not be reinstated.  The termination of the Commitments of an Affected Lender pursuant to this Section 2.05(b) will not be deemed to be a waiver of any right that the Borrower, the Agent, any Issuing Bank, the Swingline Lender or any other Lender may have against the Affected Lender that arose prior to the date of such termination.  Upon any such termination, the Ratable Share of each remaining Lender will be revised.

Section 2.06           Repayment of Advances.  The Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Advances made by such Lender and then outstanding.  The Borrower shall repay Swingline Advances in accordance with Section 2.03A(c).

Section 2.07           Interest on Advances.

(a)           Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender (including the Swingline Lender) from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)            Base Rate Advances.  During such periods as such Revolving Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Rate for Base Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)           Eurodollar Rate Advances.  During such periods as such Revolving Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Advance plus (y) the Applicable Rate for Eurodollar Rate Advances in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(iii)          Swingline Advances.  During such period as such Swingline Advance remains outstanding, the Base Rate or, as agreed to by the Swingline Lender and the Borrower, the Money Market Rate or the Eurodollar Rate, payable on the date such Swingline Advance is required to be repaid.

(b)           Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i), (a)(ii) or (a)(iii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i), (a)(ii) or (a)(iii) above and (ii) to the fullest extent permitted by Law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

(c)           Interest Rate Limitation.  Nothing contained in this Agreement or in any other Loan Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable Law.  If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable Law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount.  In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable Law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

Section 2.08           Interest Rate Determination.

(a)           The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a).

(b)           If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Advance or a Conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Advance, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Advance, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Advance does not adequately and fairly reflect the cost to such Lenders of funding such Revolving Advance, the Agent will promptly so notify the Borrower and each Lender, whereupon each Eurodollar Rate Advance will automatically on the last day of the then existing Interest Period therefor Convert into a Base Rate Advance.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Advances shall be suspended until the Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, Conversion to or continuation of Eurodollar Rate Advances or, failing that, will be deemed to have Converted such request into a request for a Base Rate Advance in the amount specified therein.

(c)           If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Revolving Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d)           On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Revolving Advances shall automatically Convert into Base Rate Advances.

(e)           Upon the occurrence and during the continuance of any Event of Default,

(i)            with respect to Eurodollar Rate Advances, each such Revolving Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Revolving Advance is then a Base Rate Advance, will continue as a Base Rate Advance); and

(ii)           the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Revolving Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

Section 2.09           Optional Conversion of Revolving Advances.  The Borrower may on any Business Day, upon notice given to the Agent not later than 12:00 noon on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Revolving Advances of one Type comprising the same Borrowing into Revolving Advances of the other Type; provided, however, that (a) any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, (b) any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), (c) no Conversion of any Revolving Advances shall result in more separate Borrowings than permitted under Section 2.02(b) and (d) no Swingline Advances may be converted.  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Revolving Advance.  Each notice of Conversion shall be irrevocable and binding on the Borrower.

Section 2.10           Prepayments of Advances.

(a)           Optional.  At any time and from time to time, the Borrower shall have the right to prepay any Advance, in whole or in part, without premium or penalty (except as provided in clause (y) below), upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 a.m. on the date of such prepayment in the case of Base Rate Advances and Swingline Advances, to the Agent (and, in the case of prepayment a Swingline Advance, the Swingline Lender) specifying the proposed date of such prepayment and the aggregate principal amount and Type of the Advance to be prepaid (and, in the case of Eurodollar Rate Advances, the Interest Period of the Borrowing pursuant to which made); provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and shall be accompanied by accrued interest to the date of prepayment on the principal amount prepaid, and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(e).

(b)           Mandatory.

(i)            The Borrower shall prepay the aggregate principal amount of the Advances, together with accrued interest to the date of prepayment on the principal amount prepaid, without requirement of demand therefor, or shall pay or prepay any other Indebtedness then outstanding at any time, when and to the extent required to comply with applicable Laws of any Governmental Authority or applicable resolutions of the Board of Directors of the Borrower.

(ii)           If for any reason the Total Outstandings at any time exceed the aggregate Revolving Credit Commitments then in effect, the Borrower shall, within one Business Day after notice thereof, prepay Advances and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.10(b)

unless, after the prepayment in full of the Advances, the Total Outstandings exceed the aggregate Revolving Credit Commitments then in effect.

Section 2.11           Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 2.11(e)) or any Issuing Bank; or

(ii)           impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Advance (or of maintaining its obligation to make any such Revolving Advance), or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any Applicable Lending Office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive and binding upon all parties absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Advances.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Advance equal to the actual costs of such reserves allocated to such Revolving Advance by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Eurodollar Rate Advance, provided the Borrower shall have received at least 30 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender.  If a Lender fails to give notice 30 days prior to the relevant interest payment date, such additional interest shall be due and payable 30 days from receipt of such notice.

Section 2.12           Illegality.  If any Lender shall have determined in good faith that the introduction of or any change in any applicable Law or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), for any Lender or its Applicable Lending Office to make, maintain or fund Eurodollar Rate Advances, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Agent, any obligation of such Lender to make or continue Eurodollar Rate Advances or to convert Base Rate Advances to Eurodollar Rate Advances shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all Eurodollar Rate Advances of such Lender to Base Rate Advances, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Advances to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Advances.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.13           Payments and Computations.

(a)           All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  The Borrower shall make each payment hereunder not later than 1:00 p.m. on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds.  The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.05(b), 2.11, 2.12, 2.14, 2.20 or 8.04(e)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           All computations of interest based on (i) the Prime rate (as defined in the definition of “Base Rate” in Section 1.01) shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be and (ii) the Federal Funds Rate, the Eurodollar Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable.  Interest on Swingline Advances shall be calculated on the basis of a year of 360 days or such other basis agreed to by the Swingline Lender and the Borrower, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)           Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fees or commissions, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)           Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

Section 2.14           Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Borrower or the Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If the Borrower or the Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States of America Federal backup withholding and withholding taxes, from any payment, then (A) the Agent shall withhold or make such deductions as are determined by the Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)   Tax Indemnifications.

(i)            Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Agent, each Lender and each Issuing Bank, and shall make payment in respect thereof within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Agent or paid by the Agent, such Lender or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Borrower shall also, and does hereby, indemnify the Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or an Issuing Bank for any reason fails to pay indefeasibly to the Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or an Issuing Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(ii)           Without limiting the provisions of subsection (a) or (b) above, each Lender and each Issuing Bank shall, and does hereby, indemnify the Borrower and the Agent, and shall make payment in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Agent) incurred by or asserted against the Borrower or the Agent by any Governmental Authority as a result of the failure by such Lender or such Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such Issuing Bank, as the case may be, to the Borrower or the Agent pursuant to subsection (e).  Each Lender and each Issuing Bank hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Lender or an Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)           Evidence of Payments.  Upon request by the Borrower or the Agent, as the case may be, after any payment of Taxes by the Borrower or by the Agent to a Governmental Authority as provided in this 2.14, the Borrower shall deliver to the Agent or the Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.

(i)            Each Lender shall deliver to the Borrower and to the Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States of America,

(A)                                  any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)                                   each Foreign Lender that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1)                                   executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(2)                                   executed originals of Internal Revenue Service Form W-8ECI,

(3)                                   executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(4)                                   in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(5)                                   executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States of America Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Agent to determine the withholding or deduction required to be made.

(iii)          Each Lender shall promptly (A) notify the Borrower and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Applicable Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(iv)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to each of the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)            Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an Issuing Bank, or have any obligation to pay to any Lender or any Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such Issuing Bank, as the case may be.  If the Agent, any Lender or any Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender or such Issuing Bank in the event the Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)           Payments.  Failure or delay on the part of the Agent, any Lender or any Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section 2.14 shall not constitute a waiver of the Agent’s, such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Agent, a Lender or an Issuing Bank pursuant to the foregoing provisions of this Section 2.14 for any Indemnified Taxes or Other Taxes imposed or asserted by the relevant Governmental Authority more than three months prior to the date that the Agent, such Lender or such Issuing Bank, as the case may be, claims compensation with respect thereto (except that, if a Change in Law giving rise to such Indemnified Taxes or Other Taxes is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

(h)           Each of the Agent, any Issuing Bank or any Lender agrees to cooperate with any reasonable request made by the Borrower in respect of a claim of a refund in respect of Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14 if (i) the Borrower has agreed in writing to pay all of the Agent’s or such Issuing Bank’s or such Lender’s reasonable out-of-pocket costs and expenses relating to such claim, (ii) the Agent or such Issuing Bank or such Lender determines, in its good faith judgment, that it would not be disadvantaged, unduly burdened or prejudiced as a result of such claim and (iii) the Borrower furnishes, upon request of the Agent, or such Issuing Bank or such Lender, an opinion of tax counsel (such opinion, which can be reasoned, and such counsel to be reasonably acceptable to such Lender, or such Issuing Bank or the Agent) that the Borrower is likely to receive a refund or credit.

Section 2.15           Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances or L/C Advances owing to it (other than pursuant to Section 2.05(b), 2.11, 2.12, 2.14, 2.20 or 8.04(e) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof if permitted hereby (as to which the provisions of this Section 2.15 shall apply) in excess of its Ratable Share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders (for cash at face value) such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s Ratable Share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.16           Evidence of Debt.

(a)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances.  The Borrower agrees that upon notice by any Lender (including the Swingline Lender) to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b)           The Register maintained by the Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c)           Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.17           Use of Proceeds.  The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to refinance Indebtedness of the Borrower from time to time and for other general corporate purposes of the Borrower.

Section 2.18           Increase in the Aggregate Revolving Credit Commitments.

(a)           The Borrower may, at any time prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Revolving Credit Commitments be increased by an amount of $10,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the Termination Date (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $300,000,000 or the aggregate amount of Commitment Increases exceed $100,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in this Section 2.18 shall be satisfied.

(b)           The Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the “Commitment Date”).  Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment.  If the Lenders notify the Agent that they are willing to increase the amount of their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Agent.  Each Increasing Lender shall be subject to such applicable consents, if any, as may be required under Section 8.07(b)(iii).

(c)           Promptly following each Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase.  If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of not less than $10,000,000.

(d)           On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(b) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by the amount by which the Increasing Lender agreed to increase its Revolving Credit Commitment (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i)            (A) certified copies of resolutions of the Board of Directors of the Borrower approving the Commitment Increase and the corresponding modifications to this Agreement, (B) an opinion of counsel for the Borrower (which may be in-house counsel), in form and substance reasonably acceptable to the Required Lenders and (C) a certificate from a duly authorized officer of the Borrower, stating that the conditions set forth in Section 3.02(a) and (b) are satisfied;

(ii)           an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Agent (each an “Assumption Agreement”), duly executed by such Assuming Lender, the Agent, the Borrower and each other Person required to consent thereto, as applicable under Section 8.07(b)(iii); and

(iii)          confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment in a writing satisfactory to the Borrower and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 p.m., by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.  Each Increasing Lender and each Assuming Lender shall, before 2:00 p.m. on the Increase Date, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender’s Ratable Share of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender’s Ratable Share of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender’s Ratable Share of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Revolving Credit Commitments (without giving effect to the relevant Commitment Increase).  After the Agent’s receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Applicable Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Advances owing to each Lender after giving effect to such distribution equals such Lender’s Ratable Share of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase).

Section 2.19           Affected Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes an Affected Lender, then the following provisions shall apply for so long as such Lender is an Affected Lender:

(a)           fees shall cease to accrue on the Unused Commitment of such Affected Lender pursuant to Section 2.04(a);

(b)           the Revolving Credit Commitment and Advances of such Affected Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.01), other than any waiver, amendment or modification requiring the consent of all Lenders or of each Lender affected;

(c)           if (x) there shall be any Available Amount under any outstanding Letter of Credit or (y) any Swingline Exposure shall exist during any time a Lender is an Affected Lender, then:

(i)            so long as no Default or Event of Default has occurred and is continuing, all or any part of the Available Amount of all such Letters of Credit and Swingline Exposure shall be reallocated among the non-Affected Lenders in accordance with their respective Ratable Shares (disregarding any Affected Lender’s Revolving Credit

Commitment) but only to the extent that with respect to each non-Affected Lender the sum of (A) the aggregate principal amount of all Revolving Advances made by such non-Affected Lender (in its capacity as a Lender) and outstanding at such time plus (B) such non-Affected Lender’s Ratable Share (after giving effect to the reallocation contemplated in this Section 2.19(c)(i)) of the outstanding L/C Obligations plus (C) such non-Affected Lender’s Ratable Share (after giving effect to the reallocation contemplated in this Section 2.19(c)(i)) of the outstanding Swingline Exposure, does not exceed such non-Affected Lender’s Revolving Credit Commitment;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Agent (x) first, prepay such unallocable Swingline Exposure and (y) second, Cash Collateralize for the benefit of the applicable Issuing Bank only the Borrower’s obligations corresponding to such Affected Lender’s Ratable Share of the Available Amount of outstanding Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above) (the “Affected Lender Share”) in accordance with the procedures set forth in Section 2.03(h) for so long as such there shall be any Available Amount of outstanding Letters of Credit;

(iii)          if the Ratable Share of the Available Amount of outstanding Letters of Credit and the Swingline Exposure of the non-Affected Lenders is reallocated pursuant to this Section 2.19(c), then the fees payable to the Lenders pursuant to Section 2.04(a) and Section 2.04(b) shall be adjusted in accordance with such non-Affected Lenders’ Ratable Shares;

(iv)          if any Affected Lender Share is not reallocated pursuant to clause (i) above and if the Borrower fails to Cash Collateralize any portion of such Affected Lender Share pursuant to clause (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, the fee payable under Section 2.04(b) with respect to such Affected Lender Share shall be payable to the Issuing Bank until such Affected Lender Share is reallocated; and

(v)           if the Borrower Cash Collateralizes any portion of any Affected Lender Share pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Affected Lender pursuant to Section 2.04(b)(i) or the applicable Issuing Bank pursuant to Section 2.04(b)(ii) (solely with respect to any fronting fee) with respect to such Affected Lender’s Affected Lender Share during the period such Affected Lender’s Affected Lender Share is Cash Collateralized;

(d)           to the extent the Agent receives any payments or other amounts for the account of an Affected Lender under this Agreement, such Affected Lender shall be deemed to have requested that the Agent use such payment or other amount to fulfill such Affected Lender’s previously unsatisfied obligations to fund a Revolving Advance under Section 2.03(c) or Section 2.03A(c) or L/C Advance or any other unfunded payment obligation of such Affected Lender under this Agreement; and

(e)           for the avoidance of doubt, the Borrower, each Issuing Bank, the Swingline Lender, the Agent and each other Lender shall retain and reserve its other rights and remedies respecting each Affected Lender.

In the event that the Agent, the Borrower, the Swingline Lender and the Issuing Banks each agrees that an Affected Lender has adequately remedied all matters that caused such Lender to be an Affected Lender, then the Ratable Shares of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Ratable Share.  In addition, at such time as the Affected Lender is replaced by another Lender pursuant to Section 2.20, the Ratable Shares of the Lenders will be readjusted to reflect the inclusion of the replacing Lender’s Commitment in accordance with Section 2.20.  In either such case, this Section 2.19 will no longer apply.

Section 2.20           Replacement of Lenders.   If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender is an Affected Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more assignees that shall assume such obligations (which any such assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Agent the assignment fee specified in Section 8.07(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Advances and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(e)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01           Conditions Precedent to Effectiveness.  This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a)           The Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its Subsidiaries as they shall have requested.

(b)           The Borrower shall have paid all accrued fees and agreed expenses of the Agent, the Arrangers and the Lenders and the reasonable accrued fees and expenses of counsel to the Agent that have been invoiced at least one Business Day prior to the Effective Date.

(c)           On the Effective Date, the following statements shall be true and the Agent shall have received a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i)            The representations and warranties contained in Section 4.01 are true and correct on and as of the Effective Date, and

(ii)           No event has occurred and is continuing that constitutes a Default.

(d)           The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and the Lenders:

(i)            Receipt by the Agent of executed counterparts of this Agreement properly executed by a duly authorized officer of the Borrower and by each Lender.

(ii)           The Notes, payable to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(iii)          The articles of incorporation of the Borrower certified to be true and complete as of a recent date by the appropriate governmental authority of the state or other jurisdiction of its incorporation and certified by a secretary, assistant secretary or associate secretary of the Borrower to be true and correct as of the Effective Date.

(iv)          The bylaws of the Borrower certified by a secretary, assistant secretary or associate secretary of the Borrower to be true and correct as of the Effective Date.

(v)           Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

(vi)          A certificate of the secretary, assistant secretary or associate secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

(vii)         A certificate as of a recent date from the Borrower’s state of incorporation evidencing that the Borrower is in good standing in its state of organization or formation.

(viii)        A favorable opinion of counsel for the Borrower, in form and substance reasonably acceptable to the Lenders.

(ix)           A favorable opinion of Sidley Austin LLP, counsel for the Agent, in form and substance reasonably acceptable to the Lenders.

(e)           Concurrently with or before the Effective Date, (i) all principal, interest and other amounts outstanding under the Borrower’s existing Three-Year Credit Agreement dated as of February 12, 2010 (the “Existing Senior Credit Agreement”) shall be repaid and satisfied in full, (ii) all commitments to extend credit under the Existing Senior Credit Agreement shall be terminated and (iii) any letters of credit outstanding under the Existing Senior Credit Agreement shall have been terminated, canceled, transferred or replaced; and the Agent shall have received evidence of the foregoing satisfactory to it, including an escrow agreement or payoff letter executed by the lenders or the agent under the Existing Senior Credit Agreement if applicable.

(f)            The Agent shall have received evidence satisfactory to it of the refinancing of that certain $500,000,000 Three-Year Credit Agreement dated as of February 12, 2010 by and among Arizona Public Service Company, as borrower, the lenders from time to time, parties thereto and Bank of America, N.A., as administrative agent, on terms and conditions reasonably acceptable to the Agent.

Section 3.02           Conditions Precedent to Each Credit Extension and Commitment Increase.  The obligation of each Lender to make an Advance (other than an L/C Advance or an Advance made pursuant to Section 2.03(c) or Section 2.03A(c)) on the occasion of each Borrowing, the obligation of each Issuing Bank to issue a Letter of Credit, and each Commitment Increase shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or such issuance (as the case may be), or the applicable Increase Date, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or request for issuance and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or date of such issuance such statements are true):(a) the representations and warranties contained in Section 4.01 (other than Section 4.01(k), and in the case of a Borrowing or issuance of a Letter of Credit, Section 4.01(e)(ii) and 4.01(f)(ii)) are correct on and as of such date, before and after giving effect to such Borrowing or issuance of a Letter of Credit, or such Commitment Increase and to the application of the proceeds therefrom, as though made on and as of such date; and

(b)           no event has occurred and is continuing, or would result from such Borrowing or issuance of a Letter of Credit, or such Commitment Increase or from the application of the proceeds therefrom, that constitutes a Default.

Each request for Credit Extension (which shall not include a Conversion or a continuation of Eurodollar Rate Advances) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 3.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Section 3.03           Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01 and the satisfaction of each Lender with respect to letters delivered to it from the Borrower as set forth in Sections 4.01(a), 4.01(e) and 4.01(f), each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower designates as the proposed Effective Date, specifying its objection thereto.  The Agent shall promptly notify the Lenders and the Borrower of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01           Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)           Each of the Borrower and each Material Subsidiary:  (i) is a corporation or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization; (ii) has all requisite corporate or if the Material Subsidiary is not a corporation, other comparable power necessary to own its assets and carry on its business as presently conducted; (iii) has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as presently conducted, if the failure to have any such license, authorization, consent or approval is reasonably likely to have a Material Adverse Effect and except as disclosed to the Agent in the SEC Reports or by means of a letter from the Borrower to the Lenders (such letter, if any, to be delivered to the Agent for prompt distribution to the Lenders) delivered prior to the execution and delivery of this Agreement (which, in each case, shall be satisfactory to each Lender in its sole discretion) and except that (A) APS from time to time may make minor extensions of its lines, plants, services or systems prior to the time a related franchise, certificate of convenience and necessity, license or permit is procured, (B) from time to time communities served by APS may become incorporated and considerable time may elapse before such a franchise is procured, (C) certain such franchises may have expired prior to the renegotiation thereof, (D) certain minor defects and exceptions may exist which, individually and in the aggregate, are not material and (E) certain franchises, certificates, licenses and permits may not be specific as to their geographical scope); and (iv) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify is reasonably likely to have a Material Adverse Effect.

(b)           The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not or did not (i) contravene the Borrower’s articles of incorporation or by-laws, (ii) contravene any Law, decree, writ, injunction or determination of any Governmental Authority, in each case applicable to or binding upon the Borrower or any of its properties, (iii) contravene any contractual restriction binding on or affecting the Borrower or (iv) cause the creation or imposition of any Lien upon the assets of the Borrower or any Material Subsidiary, except for Liens created under this Agreement and except where such contravention or creation or imposition of such Lien is not reasonably likely to have a Material Adverse Effect.

(c)           No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it.

(d)           This Agreement has been, and each of the other Loan Documents upon execution and delivery will have been, duly executed and delivered by the Borrower.  This Agreement is, and each of the other Loan Documents upon execution and delivery will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, subject, however, to the application by a court of general principles of equity and to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

(e)           (i) The Consolidated balance sheet of the Borrower as of December 31, 2010, and the related Consolidated statements of income and cash flows of the Borrower for the fiscal year then ended, accompanied by an opinion thereon of Deloitte & Touche LLP, independent registered public accountants, and the Consolidated balance sheet of the Borrower as of September 30, 2011, and the related Consolidated statements of income and cash flows of the Borrower for the nine months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to the Agent, fairly present in all material respects, subject, in the case of said balance sheet as of September 30, 2011, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower as at such dates and the Consolidated results of the operations of the Borrower for the periods ended on such dates, all in accordance with GAAP (except as disclosed therein).  (ii) Except as disclosed to the Agent in the SEC Reports or by means of a letter from the Borrower to the Lenders (such letter, if any, to be delivered to the Agent for prompt distribution to the Lenders) delivered prior to the execution and delivery of this Agreement (which, in each case, shall be satisfactory to each Lender in its sole discretion), since December 31, 2010, there has been no Material Adverse Effect.

(f)            There is no pending or, to the knowledge of an Authorized Officer of the Borrower, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby or (ii) would be reasonably likely to have a Material Adverse Effect (except as disclosed to the Agent in the SEC Reports or by means of a letter from the Borrower to the Lenders (such letter, if any, to be delivered to the Agent for prompt distribution to the Lenders) delivered prior to the execution and delivery of this Agreement (which, in each case, shall be satisfactory to each Lender in its sole discretion)) and there has been no adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries, of such disclosed litigation that would be reasonably likely to have a Material Adverse Effect.

(g)           No proceeds of any Advance will be used to acquire any equity security not issued by the Borrower of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(h)           The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, in any case in violation of Regulation U.  After application of the proceeds of any Advance, not more than 25% of the value of the assets subject to any restriction under this Agreement on the right to sell, pledge, transfer, or otherwise dispose of such assets is represented by margin stock.

(i)            The Borrower and its Subsidiaries have filed all United States of America Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except to the extent that (i) such taxes are being contested in good faith and by appropriate proceedings and that appropriate reserves for the payment thereof have been maintained by the Borrower and its Subsidiaries in accordance with GAAP or (ii) the failure to make such filings or such payments is not reasonably likely to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Borrower and its Material Subsidiaries as set forth in the most recent financial statements of the Borrower delivered to the Agent pursuant to Section 4.01(e) or Section 5.01(h)(i) or (ii) hereof in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate.

(j)            Set forth on Schedule 4.01(j) hereto (as such schedule may be modified from time to time by the Borrower by written notice to the Agent) is a complete and accurate list of all the Material Subsidiaries of the Borrower.

(k)           Set forth on Schedule 4.01(k) hereto is a complete and accurate list identifying any Indebtedness of the Borrower outstanding in a principal amount equal to or exceeding $5,000,000 and which is not described in the financial statements referred to in Section 4.01(e).

(l)            The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(m)          No report, certificate or other written information furnished by the Borrower or any of its Subsidiaries to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) at the time so furnished, when taken together as a whole with all such written information so furnished, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except as would not reasonably be expected to result in a Material Adverse Effect; provided that with respect to any projected financial information, forecasts, estimates or forward-looking information, the Borrower represents only that such information and materials have been prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation of such forecasts, and no representation or warranty is made as to the actual attainability of any such projections, forecasts, estimates or forward-looking information.

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.01           Affirmative Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Borrower shall:

(a)           Compliance with Laws, Etc.  (i) Comply, and cause each of its Material Subsidiaries to comply, in all material respects, with all applicable Laws of Governmental Authorities, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, unless the failure to so comply is not reasonably likely to have a Material Adverse Effect and (ii) comply at all times with all Laws, orders, decrees, writs, injunctions or determinations of any Governmental Authority relating to the incurrence or maintenance of Indebtedness by the Borrower, unless the failure to so comply is not reasonably likely to have a Material Adverse Effect.

(b)           Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or levy (i) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP or (ii) if the failure to pay such tax, assessment, charge or levy is not reasonably likely to have a Material Adverse Effect.

(c)           Maintenance of Insurance.  Maintain, and cause each of its Material Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.

(d)           Preservation of Corporate Existence, Etc.  Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises (other than “franchises” as described in Arizona Revised Statutes, Section 40-283 or any successor provision) reasonably necessary in the normal conduct of its business, if the failure to maintain such rights or privileges is reasonably likely to have a Material Adverse Effect, and, in the case of APS, will cause APS to use its commercially reasonable efforts to preserve and maintain such franchises reasonably necessary in the normal conduct of its business, except that (i) APS from time to time may make minor extensions of its lines, plants, services or systems prior to the time a related franchise, certificate of convenience and necessity, license or permit is procured, (ii) from time to time communities served by APS may become incorporated and considerable time may elapse before such a franchise is procured, (iii) certain such franchises may have expired prior to the renegotiation thereof, (iv) certain minor defects and  exceptions may exist which, individually and in the aggregate, are not material and (v) certain franchises, certificates, licenses and permits may not be specific as to their geographical scope; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b).

(e)           Visitation Rights.  At any reasonable time and from time to time, permit and cause each of its Subsidiaries to permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors; provided, however, that the Borrower and its Subsidiaries reserve the right to restrict access to any of its properties in accordance with reasonably adopted procedures relating to safety and security; and provided further that the costs and expenses incurred by such Lender or agents or representatives in connection with any such examinations, copies, abstracts, visits or discussions shall be, upon the occurrence and during the continuation of a Default, for the account of the Borrower and, in all other circumstances, for the account of such Lender.

(f)            Keeping of Books.  Keep, and cause each of its Material Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in a manner that permits the preparation of financial statements in accordance with GAAP.

(g)           Maintenance of Properties, Etc.  Keep, and cause each Material Subsidiary to keep, all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted), if the failure to do so is reasonably likely to have a Material Adverse Effect, it being understood that this covenant relates only to the working order and condition of such properties and shall not be construed as a covenant not to dispose of properties.

(h)           Reporting Requirements.  Furnish to the Agent:

(i)            as soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, (A) for each such fiscal quarter of the Borrower, Consolidated statements of income and cash flows of the Borrower for such fiscal quarter setting forth in each case in  comparative form the corresponding figures for the corresponding fiscal quarter in the preceding fiscal year and (B) for the period commencing at the end of the previous fiscal year and ending with the end of each fiscal quarter, Consolidated statements of income and cash flows of the Borrower for such period setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year; provided that so long as the Borrower remains subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Borrower may provide, in satisfaction of the requirements of this first sentence of this Section 5.01(h)(i), its report on Form 10-Q for such fiscal quarter.  Each set of financial statements provided under this Section 5.01(h)(i) shall be accompanied by a certificate of an Authorized Officer, which certificate shall state that said Consolidated financial statements fairly present in all material respects the Consolidated financial condition and results of operations of the Borrower in accordance with GAAP (except as disclosed therein) as at the end of, and for, such period (subject to normal year-end audit adjustments) and shall set forth reasonably detailed calculations demonstrating compliance with Section 5.03;

(ii)           as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, audited Consolidated statements of income and cash flows of the Borrower for such year and the related Consolidated balance sheet of the Borrower as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year; provided that, so long as the Borrower remains subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Borrower may provide, in satisfaction of the requirements of this first sentence of this Section 5.01(h)(ii), its report on Form 10-K for such fiscal year.  Each set of financial statements provided pursuant to this Section 5.01(h)(ii) shall be accompanied by (A) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said Consolidated financial statements fairly present in all material respects the Consolidated financial condition and results of operations of the Borrower as at the end of, and for, such fiscal year, in accordance with GAAP (except as disclosed therein) and (B) a certificate of an Authorized Officer, which certificate shall set forth reasonably detailed calculations demonstrating compliance with Section 5.03;

(iii)          as soon as possible and in any event within five days after any Authorized Officer of the Borrower knows of the occurrence of each Default continuing on the date of such statement, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv)          promptly after the sending or filing thereof, copies of all reports and registration statements (other than exhibits thereto and registration statements on Form S-8 or its equivalent) that the Borrower or any Subsidiary files with the Securities and Exchange Commission;

(v)           promptly after an Authorized Officer becomes aware of the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f), except with respect to any matter referred to in Section 4.01(f)(ii), to the extent disclosed in a report on Form 8-K, Form 10-Q or Form 10-K of the Borrower;

(vi)          promptly after an Authorized Officer becomes aware of the occurrence thereof, notice of any change by Moody’s or S&P of their respective Public Debt Rating or of the cessation (or subsequent commencement) by Moody’s or S&P of publication of their respective Public Debt Rating;

(vii)         promptly after the occurrence of any ERISA Event, together with (x) a written statement of an Authorized Officer of the Borrower specifying the details of such ERISA Event and the action that the Borrower has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to the Borrower or an ERISA Affiliate with respect to such ERISA Event; and

(viii)        such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

Information required to be delivered pursuant to Sections 5.01(h)(i), (ii) and (iv) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Agent that such information has been posted on the Borrower’s website on the Internet at www.pinnaclewest.com, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 5.01(h)(i) or (ii) and (ii) the Borrower shall deliver paper copies of the information referred to in Section 5.01(h)(i), (ii), and (iv) to any Lender which requests such delivery.

(i)            Change in Nature of Business.  Conduct directly or through its Subsidiaries the same general type of business conducted by the Borrower and its Material Subsidiaries on the date hereof.

Section 5.02           Negative Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Borrower shall not:

(a)           Liens, Etc.  Directly or indirectly create, incur, assume or permit to exist any Lien securing Indebtedness for borrowed money on or with respect to any property or asset (including, without limitation, the capital stock of APS) of the Borrower, whether now owned or held or hereafter acquired (unless it makes, or causes to be made, effective provision whereby the Obligations will be equally and ratably secured with any and all other obligations thereby secured so long as such other Indebtedness shall be so secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Lenders); provided, however, that this Section 5.02(a) shall not apply to Liens securing Indebtedness for borrowed money (other than

Indebtedness for borrowed money secured by the capital stock of APS) which do not in the aggregate exceed at any time outstanding the principal amount of $50,000,000.

(b)           Mergers, Etc.  Merge or consolidate with or into any Person, or permit any of its Material Subsidiaries to do so, except that (i) any Material Subsidiary of the Borrower may merge or consolidate with or into any other Material Subsidiary of the Borrower, (ii) any Subsidiary of the Borrower may merge into the Borrower or any Material Subsidiary of the Borrower and (iii) the Borrower or any Material Subsidiary may merge with any other Person so long as the Borrower or such Material Subsidiary is the surviving corporation, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c)           Sales, Etc. of Assets.  Sell, lease, transfer or otherwise dispose of, or permit any of its Material Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets to any Person other than the Borrower or any Subsidiary of the Borrower, except (i) dispositions in the ordinary course of business, including, without limitation, sales or other dispositions of electricity and related and ancillary services, other commodities, emissions credits and similar mechanisms for reducing pollution, and damaged, obsolete, worn out or surplus property no longer required or useful in the business or operations of the Borrower or any of its Subsidiaries, (ii) sale or other disposition of patents, copyrights, trademarks or other intellectual property that are, in the Borrower’s reasonable judgment, no longer economically practicable to maintain or necessary in the conduct of the business of the Borrower or its Subsidiaries and any license or sublicense of intellectual property that does not interfere with the business of the Borrower or any Material Subsidiary, (iii) in a transaction authorized by subsection (b) of this Section, (iv) individual dispositions occurring in the ordinary course of business which involve assets with a book value not exceeding $5,000,000, (v) sales, leases, transfers or dispositions of assets during the term of this Agreement having an aggregate book value not to exceed 30% of the total of all assets properly appearing on the most recent balance sheet of the Borrower provided pursuant to Section 4.01(e)(i) or 5.01(h)(ii) hereof, (vi) at any time following the consummation of the Four Corners Acquisition and the closure by APS of Units 1, 2 and 3 of the Four Corners Power Plant near Farmington, New Mexico, as described in the SEC Reports, disposition of all or any portion of APS’ interests in such Units 1, 2 and 3, and (vii) any Lien permitted under Section 5.02(a).

(d)           Ownership of APS.  Except to the extent permitted under Section 5.02(b), the Borrower will at all times continue to own directly or indirectly at least 80% of the outstanding capital stock of APS.

Section 5.03           Financial Covenant.  So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Borrower will maintain a ratio of (a) Consolidated Indebtedness to (b) the sum of Consolidated Indebtedness plus Consolidated Net Worth of not greater than 0.65 to 1.0.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01           Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           The Borrower shall fail to pay when due (i) any principal of any Advance, (ii) any drawing under any Letter of Credit, or (iii) any interest on any Advance or any other fees or other amounts payable under this Agreement or any other Loan Documents, and (in the case of this clause (iii) only), such failure shall continue for a period of three Business Days; or

(b)           Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in any certificate or other document delivered in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made or furnished; or

(c)           (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (as to the corporate existence of the Borrower), (h)(iii) or (h)(vi), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in Section 5.01(e) if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d)           (i) The Borrower or any of its Material Subsidiaries shall fail to pay (A) any principal of or premium or interest on any Indebtedness that is outstanding in a principal amount of at least $35,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder), or (B) an amount, or post collateral as contractually required in an amount, of at least $35,000,000 in respect of any Hedge Agreement, of the Borrower or such Material Subsidiary (as the case may be), in each case, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or Hedge Agreement; or (ii) any event of default shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or

(e)           The Borrower or any of its Material Subsidiaries shall fail to pay any principal of or premium or interest in respect of any operating lease in respect of which the payment obligations of the Borrower have a present value of at least $35,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such operating lease, if the effect of such failure is to terminate, or to permit the termination of, such operating lease; or

(f)            The Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)           Judgments or orders for the payment of money that exceeds any applicable insurance coverage (the insurer of which shall be rated at least “A” by A.M. Best Company) by more than $35,000,000 in the aggregate shall be rendered against the Borrower or any Material Subsidiary and such judgments or orders shall continue unsatisfied or unstayed for a period of 45 days; or

(h)           (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 30% or more of the equity securities of the Borrower entitled to vote for members of the board of directors of the Borrower; or (ii) during any period of 24 consecutive months, a majority of the members of the board of directors of the Borrower cease (other than due to death or disability) to be composed of individuals (A) who were members of that board on the first day of such period, (B) whose election or nomination to that board was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or (C) whose election or nomination to that board was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board; or

(i)            (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $35,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $35,000,000;

then, and in any such event, the Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, (i) declare the obligation of each Lender to make Advances (other than L/C Advances) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States of America, (A) the obligation of each Lender to make Advances (other than L/C Advances) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower and (iii) exercise all rights and remedies available to it under this Agreement, the other Loan Documents and applicable Law.

Section 6.02           Actions in Respect of Letters of Credit upon Default.  If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, (a) make demand upon the Borrower to, and forthwith upon such demand the Borrower will Cash Collateralize the aggregate Available Amount of all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders, provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States of America, the Borrower will Cash Collateralize the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.  If at any time the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or interest of any Person other than the Agent, the Issuing Banks and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that are free and clear of any such right and interest.  Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable Law, or each Lender to the extent such Lender has funded a Revolving Advance in respect of such Letter of Credit.  The Borrower hereby grants to the Agent, for the benefit of the Issuing Banks and the Lenders, a Lien upon and security interest in the L/C Cash Deposit Account and all amounts held therein from time to time as security for the L/C Obligations, and for application to the Borrower’s reimbursement obligations as and when the same shall arise.  The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be promptly returned to the Borrower.

ARTICLE VII

THE AGENT

Section 7.01           Appointment and Authority.  Each of the Lenders (for purposes of this Article, references to the Lenders shall also mean the Issuing Banks) hereby irrevocably appoints Barclays Bank to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except as set forth in Section 7.06, the provisions of this Article are solely for the benefit of the Agent and the Lenders, and neither the Borrower nor any of its Affiliates shall have rights as a third party beneficiary of any of such provisions.

Section 7.02           Rights as a Lender.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 7.03           Exculpatory Provisions.  The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 6.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct.  The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower or a Lender.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 7.04           Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of any Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

Section 7.05           Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 7.06           Resignation of Agent.  The Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as no Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 45 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Agent shall be as agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 7.07           Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.08           No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arrangers, Syndication Agents, Documentation Agents or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

Section 7.09           Issuing Banks.  Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities provided in this Article VII (other than Section 7.02) to the same extent as such provisions apply to the Agent.

ARTICLE VIII

MISCELLANEOUS

Section 8.01           Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall

(a)           unless agreed to by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Advance or the Borrower’s obligations to reimburse any drawing on a Letter of Credit, reduce the rate of or forgive any interest thereon (provided that only the consent of the Required Lenders shall be required to waive the applicability of any post-default increase in interest rates), or reduce or forgive any fees hereunder (other than fees payable to the Agent, the Arrangers, any Issuing Bank or the Swingline Lender, if any, for their own respective accounts), (ii) extend the final scheduled maturity date or any other scheduled date for the payment of any principal of or interest on any Advance, extend the time of payment of any obligation of the Borrower to reimburse any drawing on any Letter of Credit or any interest thereon, extend the expiry date of any Letter of Credit beyond the Letter of Credit Expiration Date, or extend the time of payment of any fees hereunder (other than fees payable to the Agent, the Arrangers, any Issuing Bank or the Swingline Lender, if any, for their own respective accounts), or (iii) increase any Revolving Credit Commitment of any such Lender over the amount thereof in effect or extend the maturity thereof (it being understood that a waiver of any condition precedent set forth in Section 3.02 or of any Default, if agreed to by the Required Lenders or all Lenders (as may be required hereunder with respect to such waiver), shall not constitute such an increase);

(b)           unless agreed to by all of the Lenders, (i) reduce the percentage of the aggregate Revolving Credit Commitments or of the aggregate unpaid principal amount of the Advances, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take or approve, or direct the Agent to take, any action hereunder or under any other Loan Document (including as set forth in the definition of “Required Lenders”), (ii) change any other provision of this Agreement or any of the other Loan Documents requiring, by its terms, the consent or approval of all the Lenders for such amendment, modification, waiver, discharge, termination or consent, or (iii) change or waive any provision of Section 2.15, any other provision of this Agreement or any other Loan Document requiring pro rata treatment of any Lenders, or this Section 8.01 or Section 2.19(b); and

(c)           unless agreed to by the Issuing Banks, the Swingline Lender, if any, or the Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Issuing Banks, the Swingline Lender, if any, or the Agent, as applicable, hereunder or under any of the other Loan Documents.

(d)           Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) pursuant to an increase in the Revolving Credit Commitment pursuant to Section 2.18 with only the consents prescribed by such Section.

Section 8.02           Notices, Etc.

(a)           All notices and other communications provided for hereunder shall be either (x) in writing (including facsimile communication) and mailed, faxed or delivered or (y) as and to the extent set forth in Sections 8.02(b) and (c) and in the proviso to this Section 8.02(a), if to the Borrower, at the address specified on Schedule 8.02; if to any Lender, at its Domestic Lending Office; if to the Agent, at the address specified on Schedule 8.02; if to the Swingline Lender, at the address specified by the Swingline Lender to the Borrower and the Agent, and if to any Issuing Bank, at the address specified on Schedule 8.02 or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent.  All such notices and communications shall, when mailed or faxed, be effective when deposited in the mails or faxed, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent.  Delivery by facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).  Upon request of the Borrower, the Agent will provide to the Borrower (i) copies of each Administrative Questionnaire or (ii) the address of each Lender.

(b)           Notices and other communications to the Lenders, the Agent and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent and agreed to by the Borrower, provided that the foregoing shall not apply to notices to any Lender or the Issuing Banks pursuant to Article II if such Lender or the Issuing Banks, as applicable, has notified the Agent and the Borrower that it is incapable of receiving notices under such Article by electronic communication.  The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Agent and the Borrower otherwise agree, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Borrower agrees that the Agent may make materials delivered to the Agent pursuant to Sections 5.01(h)(i), (ii) and (iv), as well as any other written information, documents, instruments and other material relating to the Borrower or any of its Subsidiaries and relating to this Agreement, the Notes or the transactions contemplated hereby, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”).  The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the

Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(d)           Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by e-mail, facsimile or mail.  Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(e)           The Borrower hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Arranger and the Lenders to treat such Communications as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States of America federal and state securities laws; (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Agent and the Arranger shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Communications “PUBLIC.” Notwithstanding anything to the contrary herein, the Borrower and the Agent need not provide to any Public Lender any information, notice, or other document hereunder that is not public information, including without limitation, the Notice of Borrowing and any notice of Default.

Section 8.03           No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, any Issuing Bank or the Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan

Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Article VI for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 8.05 (subject to the terms of Section 2.15), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Article VI and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 8.04           Costs and Expenses; Indemnity; Damage Waiver.

(a)           The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the administration, modification and amendment of this Agreement, the Notes and the other Loan Documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement.  The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other Loan Documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

(b)           The Borrower agrees to indemnify and hold harmless the Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith, whether based on contract, tort or any other theory,) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of any Advance or Letter of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, provided that such indemnity shall not, as to any Indemnified Party, be available to the extent (a) such fees and expenses are expressly stated in this Agreement to be payable by the Indemnified Party, included expenses payable under Section 2.14, Section 5.01(e) and Section 8.07(b) or (b) such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or material breach of its obligations under this Agreement, in which case any fees and expenses previously paid or advanced by the Borrower to such Indemnified Party in respect of such indemnified obligation will be returned by such Indemnified Party.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto, and whether or not the transactions contemplated hereby are consummated, provided that if the Borrower and such Indemnified Party are adverse parties in any such litigation or proceeding, and the Borrower prevails in a final, non-appealable judgment by a court of competent jurisdiction, any fees or expenses previously paid or advanced by the Borrower to such Indemnified Party pursuant to this Section 8.04(b) will be returned by such Indemnified Party.

(c)           To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity.

(d)           Without limiting the rights of indemnification set forth in this Agreement with respect to liabilities asserted by third parties, each party hereto also agrees not to assert any claim for special, indirect, consequential or punitive damages against the other parties hereto, or any Related Person any party hereto, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or the Letters of Credit.  No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including Intralinks, SyndTrak or similar systems) in connection with this Agreement or the other Loan Documents, provided that such indemnity shall not, as to any Indemnified Party, be available to the extent such damages are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(e)           If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Revolving Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Revolving Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Revolving Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Revolving Advance.

(f)            Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 8.05           Right of Set-off.  Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or Issuing Bank, whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or such Note and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness.  Each Lender and each Issuing Bank agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender and each Issuing Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

Section 8.06           Binding Effect.  Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 8.07           Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender (and any purported assignment or transfer without such consent shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment, Swingline Exposure and the Revolving Advances (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Revolving Advances at the time owing to it or in the case of an assignment to a Lender, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Revolving Advances outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Revolving Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to which such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Advances, L/C Obligations, Swingline Exposure or the Revolving Credit Commitment assigned, and each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)           the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender;

(C)           the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)          the consent of the Swingline Lender, if any, (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under Swingline Advances (whether or not then outstanding).

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that no such fee shall be payable in the case of an assignment made at the request of the Borrower to an existing Lender.  The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)           No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section and notice thereof to the Borrower, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Agent shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Advances and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment, Swingline Exposure and/or the Revolving Advances (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agent, the Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, any Obligations or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, any Obligations or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification addressing the matters set forth in clause (iv) above to the extent subject to such participation.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.14 and 8.04(e) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Resignation as an Issuing Bank after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time any Issuing Bank assigns all of its Revolving Credit Commitment and Revolving Advances pursuant to subsection (b) above, such Issuing Bank may, upon 30 days’ notice to the Borrower and the Lenders, resign as an Issuing Bank.  If any Issuing Bank resigns, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Advances or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

(h)           The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

Section 8.08           Confidentiality.  Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Borrower furnished to the Agent or the Lenders by the Borrower (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent and each of the Lenders may disclose Borrower Information (i) to its and its affiliates’ employees, officers, directors, agents and advisors having a need to know in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.08, (A) to any assignee or participant or prospective assignee or participant, (B) any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement and (C)  to any credit insurance provider relating to the Borrower and its Obligations, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.08 by the Agent or such Lender or their Related Parties, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Borrower (provided that the source of such information was not known by the recipient after inquiry to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Borrower or any other Person with respect to such information) and (viii) with the consent of the Borrower.  The obligations under this Section 8.08 shall survive for two calendar years after the date of the termination of this Agreement.

Section 8.09           Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the Laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law but otherwise without regard to conflict of law principles).

Section 8.10           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.11           Jurisdiction, Etc.

(a)           Each of the parties hereto hereby submits to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by Law, in such federal court.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 8.12           Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Agent, any Issuing Bank or any Lender, or the Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 8.13           Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.  The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and such Lender in maintaining compliance with the Act.

Section 8.14           Waiver of Jury Trial.  EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR THE ACTIONS OF THE BORROWER, THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 8.15           No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Agent, each of the Lenders and each of the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Agent, the Lenders and the

Arrangers is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Agent nor any Lender or Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Agent or any Lender or Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Agent nor any Lender or Arranger has any obligation to the Borrower with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agent, each of the Lenders  and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent nor any Lender or Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agent and each Lender and Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower hereby waives and releases, to the fullest extent permitted by Law, any claims that it may have against the Agent and each Lender and Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with the Loan Documents.

Section 8.16           Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 8.17           Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PINNACLE WEST CAPITAL CORPORATION

By	/s/ Lee R. Nickloy

	Name:	Lee R. Nickloy
	Title:	Vice President & Treasurer

Signature Page to PNW Credit Agreement

BARCLAYS BANK PLC,
as Agent, an Issuing Bank and a Lender

By	/s/ Ann E. Sutton
	Name:	Ann E. Sutton
	Title:	Director

Signature Page to PNW Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC,
as a Lender and an Issuing Bank

By	/s/ Tyler J. McCarthy
	Name:	Tyler J. McCarthy
	Title:	Director

Signature Page to PNW Credit Agreement

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Lender and an Issuing Bank

By	/s/ Yann Blindert
	Name:	Yann Blindert
	Title:	Director

Signature Page to PNW Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By	/s/ Patrick Martin
	Name:	Patrick Martin
	Title:	Director

Signature Page to PNW Credit Agreement

CREDIT SUISSE AG CAYMAN ISLANDS
BRANCH, as a Lender

By	/s/ Shaheen Malik
	Name:	Shaheen Malik
	Title:	Vice President

By	/s/ Rahul Parmar
	Name:	Rahul Parmar
	Title:	Associate

Signature Page to PNW Credit Agreement

THE BANK OF NEW YORK MELLON,
as a Lender

By	/s/ Mark W. Rogers
	Name:	Mark W. Rogers
	Title:	Vice President

Signature Page to PNW Credit Agreement

BANK OF THE WEST, as a Lender

By	/s/ Joshua R. Shade
	Name:	Joshua R. Shade
	Title:	Vice President

Signature Page to PNW Credit Agreement

BNP PARIBAS, as a Lender

By	/s/ Francis DeLaney
	Name:	Francis DeLaney
	Title:	Managing Director

By	/s/Pasquale Perraglia
	Name:	Pasquale Perraglia
	Title:	Vice President

Signature Page to PNW Credit Agreement

CITIBANK, N.A., as a Lender

By	/s/ Devin Moore
Name:	Devin Moore
Title:	Vice President

Signature Page to PNW Credit Agreement

DEUTSCHE BANK AG NEW YORK
BRANCH, as a Lender

By	/s/ Ming Chu
	Name:	Ming Chu
	Title:	Vice President

By	/s/ Edward D Herko
	Name:	Edward D Herko
	Title:	Director

Signature Page to PNW Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as a Lender

By	/s/ Nancy R. Barwig
	Name:	Nancy R. Barwig
	Title:	Credit Executive

Signature Page to PNW Credit Agreement

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By	/s/ Keven D. Smith
	Name:	Keven D. Smith
	Title:	Senior Vice President

Signature Page to PNW Credit Agreement

UNION BANK, N.A., as a Lender

By	/s/ Efrain Soto
	Name:	Efrain Soto
	Title:	Vice President

Signature Page to PNW Credit Agreement

SCOTIABANC, INC.,
as a Lender

By	/s/ J.F. Todd
	Name:	J.F. Todd
	Title:	Managing Director

Signature Page to PNW Credit Agreement

SUNTRUST BANK, as a Lender

By	/s/ Andrew Johnson
	Name:	Andrew Johnson
	Title:	Director

Signature Page to PNW Credit Agreement

UBS LOAN FINANCE LLC, as a Lender

By	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By	/s/ Joselin Fernandes
	Name:	Joselin Fernandes
	Title:	Associate Director

Signature Page to PNW Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By	/s/ Raymond J. Palmer
	Name:	Raymond J. Palmer
	Title:	Senior Vice President

Signature Page to PNW Credit Agreement

CANADIAN IMPERIAL BANK OF
COMMERCE, NEW YORK AGENCY,
as a Lender

By	/s/ Robert Casey, Jr.
	Name:	Robert Casey, Jr.
	Title:	Executive Director

By	/s/ Michael Gewirtz
	Name:	Michael Gewirtz
	Title:	Executive Director

Signature Page to PNW Credit Agreement

COMERICA BANK, as a Lender

By	/s/ Fatima Arshad
	Name:	Fatima Arshad
	Title:	Vice President

Signature Page to PNW Credit Agreement

NATIONAL BANK OF ARIZONA,
as a Lender

By	/s/ Abran Villegas
	Name:	Abran Villegas
	Title:	Vice President

Signature Page to PNW Credit Agreement

THE NORTHERN TRUST COMPANY,
as a Lender

By	/s/ John Lascody
	Name:	John Lascody
	Title:	Second Vice President

Signature Page to PNW Credit Agreement

UMB BANK ARIZONA, N.A.,
as a Lender

By	/s/ Kyle McMillian
	Name:	Kyle McMillian
	Title:	AVP/Commercial Banking Officer

Signature Page to PNW Credit Agreement

SCHEDULE 1.01

COMMITMENTS AND RATABLE SHARES

Bank	Revolving Credit Commitment	Ratable Share
Barclays Bank PLC	$14,400,000.00	7.200000000%
The Royal Bank of Scotland plc	$14,400,000.00	7.200000000%
Wells Fargo Bank, National Association	$14,400,000.00	7.200000000%
Bank of America, N.A.	$14,400,000.00	7.200000000%
Credit Suisse AG, Cayman Islands Branch	$14,400,000.00	7.200000000%
The Bank of New York Mellon	$9,428,571.43	4.714285715%
Bank of the West	$6,600,000.00	3.300000000%
BNP Paribas	$2,828,571.40	1.414285700%
Citibank, N.A.	$9,428,571.43	4.714285715%
Deutsche Bank AG New York Branch	$9,428,571.43	4.714285715%
JPMorgan Chase Bank, N.A.	$9,428,571.43	4.714285715%
KeyBank National Association	$9,428,571.43	4.714285715%
Union Bank, N.A.	$9,428,571.43	4.714285715%
Scotiabanc Inc.	$9,428,571.43	4.714285715%
SunTrust Bank	$9,428,571.43	4.714285715%
UBS Loan Finance LLC	$9,428,571.43	4.714285715%
U.S. Bank National Association	$9,428,571.43	4.714285715%
Canadian Imperial Bank of Commerce, New York Agency	$4,857,142.86	2.428571430%
Comerica Bank	$4,857,142.86	2.428571430%
National Bank of Arizona	$4,857,142.86	2.428571430%
The Northern Trust Company	$4,857,142.86	2.428571430%
UMB Bank Arizona, N.A.	$4,857,142.86	2.428571430%
TOTAL	$200,000,000.00	100.000000000%

SCHEDULE 4.01(j)

SUBSIDIARIES

Arizona Public Service Company

SCHEDULE 4.01(k)

EXISTING INDEBTEDNESS

None.

SCHEDULE 8.02

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Pinnacle West Capital Corporation

400 North 5th Street

Mail Station 9040

Phoenix, AZ 85004

Attention: Treasurer

Telephone: (602) 250-3300

Telecopier: (602) 250-3902

Electronic   lee.nickloy@pinnaclewest.com

AGENT:

Agent’s Office

(for payments and Requests for Credit Extensions):

Barclays Bank PLC

1301 6th Avenue, 9th floor

New York, NY 10019

Attention: Joe Tricamo

Telephone: (212) 320-7564

Email: joe.tricamo@barcap.com

with copies to:

Barclays Bank PLC

745 Seventh Avenue

New York, NY 10019

Attention: Alicia Borys

Facsimile: (212) 526-5115

Telephone: (212) 526-4291

Email: Alicia.borys@barcap.com

Barclays Bank PLC

745 Seventh Avenue

New York, NY 10019

Attention: Vanessa A. Kurbatskiy

Facsimile: (212) 526-5115

Telephone: (212) 526-2799

Email: Vanessa.kurbatskiy@barcap.com

Agent’s Account/Barclays Bank Agency Service Wiring Information

Barclays Bank PLC

New York, New York

ABA: 026002574

Account Number: 050-01910-4

Account Name: Clad Control Account

Ref: Arizona Public Service

Other Notices as Agent:

Barclays Bank PLC

745 Seventh Avenue

New York, NY 10019

Attention: Alicia Borys

Facsimile: (212) 526-5115

Telephone: (212) 526-4291

Email: Alicia.borys@barcap.com

Barclays Bank PLC

745 Seventh Avenue

New York, NY 10019

Attention: Vanessa A. Kurbatskiy

Facsimile: (212) 526-5115

Telephone: (212) 526-2799

Email: Vanessa.kurbatskiy@barcap.com

ISSUING BANKS:

Barclays Bank PLC

Barclays Bank PLC

200 Park Avenue

New York, NY 10166

Attn. Letters of Credit / Dawn Townsend

Facsimile (212) 412-5011

Telephone (201) 499-2081

Email xraletterofcredit@baclayscapital.com

The Royal Bank of Scotland plc

The Royal Bank of Scotland plc

600 Washington Boulevard

Stamford, CT 06901

Attention: Richard Emmich

Facsimile: (203) 873-3569

Telephone: (203) 897-7619

Email: richard.emmich@rbs.com

and

Attention: Marchette Major

Facsimile: (203) 873-3569

Telephone: (203) 897-7638

Email: marchette.major@rbs.com

Wells Fargo Bank, National Association

Wells Fargo Bank, National Association

Corporate Banking - Utility and Power Group

1300 SW 5th Avenue, 7th Floor

Mail Code: MAC P6101-076

Portland, OR 97201

Attention:  Yann Blindert

Telephone:  (503) 886-2215

Facsimile:  (503) 886-2211

E-mail:  yann.blindert@wellsfargo.com

EXHIBIT A — FORM OF

PROMISSORY NOTE

                           , 20

FOR VALUE RECEIVED, the undersigned, PINNACLE WEST CAPITAL CORPORATION, an Arizona corporation (the “Borrower”), hereby promises to pay to the order of             or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Advance from time to time made by the Lender to the Borrower pursuant to the Five-Year Credit Agreement dated as of November 4, 2011 among the Borrower, the Lender and certain other lenders parties thereto, Barclays Bank PLC, as Agent for the Lender and such other lenders, and the issuing banks and other agents party thereto (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such date.

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Agent for the account of the Lender in same day funds at the address and account specified on Schedule 8.02.  Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement.  The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time the Lender’s Unused Commitment, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

PINNACLE WEST CAPITAL CORPORATION

By
Name:
Title:

A-1

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

A-2

EXHIBIT B — FORM OF NOTICE OF

BORROWING

Barclays Bank PLC, as Agent

for the Lenders parties

to the Credit Agreement

referred to below

Attention:  Bank Loan Syndications Department

[Date]

Ladies and Gentlemen:

The undersigned, Pinnacle West Capital Corporation, refers to the Five-Year Credit Agreement, dated as of November 4, 2011 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, Barclays Bank PLC, as Agent for said Lenders and the Issuing Banks and other agents party thereto, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)                                     The Business Day of the Proposed Borrowing is                        , 20     .

(ii)                                  The Type of Revolving Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii)                               The aggregate amount of the Proposed Borrowing is $                  .

[(iv)                          The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is    month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)          the representations and warranties contained in Section 4.01 (other than Sections 4.01(k), 4.01(e)(ii) and 4.01(f)(ii)) of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(B)           no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and

(C)           before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, the Indebtedness of the Borrower

B-1

does not exceed that permitted by (i) applicable resolutions of the Board of Directors of the Borrower or (ii) applicable Laws of any Governmental Authority.

Very truly yours,

PINNACLE WEST CAPITAL CORPORATION

By
Name:
Title:

B-2

EXHIBIT C — FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  Annex 1 attached hereto (the “Standard Terms and Conditions”) is hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date referred to below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at Law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.  Assignee shall deliver (if it is not already a Lender) to the Agent an Administrative Questionnaire.

1.               Assignor:

2.               Assignee:

[and is an Affiliate of [identify Bank](1)]

3.               Borrower:  Pinnacle West Capital Corporation

4.               Agent:  Barclays Bank PLC, as the administrative agent under the Credit Agreement

5.               Credit Agreement:  The Five-Year Credit Agreement dated as of November 4, 2011, by and among the Borrower, the Lenders party thereto, the Agent and the Issuing Banks and other agents party thereto.

6.               Assigned Interest:

(1)  Select as applicable.

Aggregate Amount of Commitment for all Lenders	Amount of Commitment Assigned	Percentage Assigned of Commitment(2)		CUSIP Number

$	$		%

[7. Trade Date: ](3)

Effective Date:       , 20    [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By
Name:
Title:

[Consented to and](4) Accepted:
BARCLAYS BANK PLC, as Agent

By
Name:
Title:

[Consented to:](5)
[BARCLAYS BANK PLC, as Issuing Bank]

By
Name:
Title:

(2)  Set forth, to at least 9 decimals, as a percentage of the Commitment of all Banks thereunder.

(3)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

(4)  To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

(5)  To be added only if the consent of the Borrowers and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

[THE ROYAL BANK OF SCOTLAND plc, as Issuing Bank]

By
Name:
Title:

[WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Bank]

By
Name:
Title:

PINNACLE WEST CAPITAL CORPORATION

By
Name:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower of any of its obligations under any Loan Document.

1.2           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under Section 8.07 of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.07 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements referred to in Section 4.01(e) or delivered pursuant to Section 5.01(h), as applicable, thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vi) if it is a foreign lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the Law of the State of New York.